UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

WECAST NETWORK, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-35561	20-1778374
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

Building B4, Tai Ming International Business Court,

Tai Hu Town, Tongzhou District, Beijing, China 101116
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 212-206-1216

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Annual Report on Form 10-K of Wecast Network, Inc. (the “Company”), filed on March 31, 2017, the Company’s’ Board of Directors (the “Board”) has determined that Bruno Wu, the Company’s chairman, is no longer independent under NASDAQ Listing Rule 5605, because of certain transactions between the Company and other entities controlled by Mr. Wu. On March 31, 2017, the Company notified the NASDAQ Stock Market (“NASDAQ”) that, as a result of this determination, the Company is no longer in compliance with NASDAQ Listing Rule 5605(b)(1), which requires that a majority of the Board be comprised of independent Directors. On April 6, 2017, in response to the Company's notice, NASDAQ issued a letter to the Company acknowledging the Company’s noncompliance and confirming that, consistent with NASDAQ Listing Rule 5605(b)(1)(A), the Company can rely on a cure period allowing the Company to regain compliance by the earlier of the Company's next annual meeting of stockholders and March 31, 2018; or, if the Company's next annual meeting of stockholders is held before September 27, 2017, by September 27, 2017.

The Board is currently conducting a search process and intends to appoint an additional independent Director to the Board prior to the end of the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WECAST NETWORK, INC.

Date: April 12, 2017	By:	/s/ Bing Yang
Bing Yang
Chief Executive Officer